Exhibit 99.2


                              November 2, 1996


The parties hereto agree as follows:


1. Southern Union Company ("Southern Union") agrees that it will not exercise, or take any action in the furtherance of the exercise of, dissenters rights with respect to shares of common stock of United Cities Gas Company ("United Cities"), and will not solicit or encourage any shareholder of United Cities to exercise dissenters' rights or take any action in the furtherance of such exercise, in connection with the proposed merger (the "Merger") of United Cities with and into Atmos Energy Company ("Atmos") to be considered and voted upon at a Special Meeting of shareholders of United Cities to be held on November 12, 1996 (the "Special Meeting"). Southern Union further agrees that it will not solicit proxies in opposition to the Merger or take any other action reasonably likely to result in opposition to the Merger at the Special Meeting.

2. After the vote is taken with respect to the Merger at the Special Meeting, the parties hereto will use all reasonable efforts to cause the dismissal with prejudice of all pending judicial actions arising out of the proposed Merger and Southern Union's acquisition of shares of common stock of United Cities, as well as the complaint in Case No. GC-97-50 before the Missouri Public Service Commission. Southern Union will not move to enjoin such vote or the Merger and will cause all pending proceedings to enjoin such vote or the Merger to be withdrawn. Southern Union will also not appeal or take any other action to set aside the order of dismissal in Cause No. 1:96 C 00144 in the Eastern District of Missouri.

3. Southern Union will not oppose or object to the consummation of the Merger in any proceeding, including without limitation any proceeding before any regulatory body for approval of the Merger, and will withdraw any pending intervention before any such regulatory body.

4. Neither Atmos nor United Cities will oppose or object to any application by Southern Union to allow it to own the shares of United Cities common stock it currently purports to own or the shares of Atmos common stock into which such shares will be converted upon consummation of the Merger. United Cities and Atmos further agree that, if requested, they will so advise the Missouri Public Service Commission. Neither United Cities nor Atmos will contend in any future regulatory or judicial proceeding that Southern Union is not the beneficial owner of shares of United Cities stock purchased by Southern Union prior to August 2, 1996 (including any Atmos shares into which such shares are converted) or that Southern Union should be penalized because it did not obtain approval of the Missouri Public Service Commission prior to purchasing such shares.

5. Atmos, as the corporation surviving the Merger, will grant to Southern Union a right of first offer in respect of any gas utility property in the states of Texas, Missouri, Kansas or Iowa to be disposed of by Atmos during the two year period following the consummation of the Merger. Under such right of first offer, Atmos would provide Southern Union with notice of its intent to dispose of any such property. Southern Union would have thirty days after receipt of such notice to indicate whether or not it wished to purchase the designated property, and if so, at what price. If Southern Union indicated it wished to purchase the designated property, Atmos would have thirty days to accept such offer, and Southern Union would have six months thereafter to consummate such purchase. If Southern Union did not consummate such purchase for any reason, Atmos would be free to dispose of such property without re-offering it to Southern Union. If Southern Union indicated it did not wish to purchase such property, Atmos would be free to dispose of such property. If Southern Union indicated it did wish to purchase such property, Atmos would be free to dispose of such property to a third party for consideration with a value greater than the price offered by Southern Union.

6.   This Agreement may be signed in counterpart and by telecopy.

SOUTHERN UNION COMPANY


By: /s/ Dennis K. Morgan
    ----------------------------
    Vice President and Secretary


UNITED CITIES GAS COMPANY


By: /s/ Gene C. Koonce
    -----------------------------
    President and Chief Executive
    Officer

ATMOS ENERGY CORPORATION


By: /s/ Robert F. Stephens
    -----------------------------
    President and Chief Operating
    Officer